AGREEMENT

THIS AGREEMENT is made as of May 2, 2007 by and among Tcomt, Inc., a Delaware corporation (“Tcomt”), Thomas Ventures, Inc., a Delaware corporation (the “Shareholder”), and Laurus Master Fund, Ltd. (“Laurus”).

WHEREAS, Tcomt has issued a Common Stock Purchase Warrant (as amended, restated, modified or supplemented from time to time, the “Warrant”) to Laurus to purchase up to twenty five percent (25%) of the common stock of Tcomt (subject to increase and adjustment as set forth therein).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Shareholders Agreement. Forthwith following the exercise of the Warrant in whole or in part pursuant to Section 1.1 of the Warrant, each of Tcomt, the Shareholder and Laurus agree to negotiate in good faith the terms of a shareholders agreement mutually agreeable to each of them, which such shareholder agreement shall include, without limitation, (a) such matters commonly provided for in a shareholders agreement, such as governance and transfer restrictions and (b) Laurus’ required consent to any of the Designated Actions (as hereafter defined). For purposes hereof, the term “Designated Actions” shall have the meaning set forth on Schedule A hereto.

2.
Term of Agreement. This Agreement shall be effective for so long as Laurus holds the Warrant or any portion thereof or any shares of Tcomt’s common stock acquired upon the exercise of the Warrant in whole or in part.

3.	Governing Law. This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York.

4.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or by sending a scanned copy by electronic mail shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

TCOMT, INC.

By:	/s/ MICHAEL LUTHER
Name: Michael Luther
Title: Vice President
THOMAS VENTURES, INC.

By:	/s/ MICHAEL LUTHER
Name: Michael Luther
Title: CRO

LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN
Name: David Grin
Title: Fund Manager

SCHEDULE A

DESIGNATED ACTIONS

Tcomt and/or the Shareholder, acting on behalf of Tcomt, shall not implement or effect (or otherwise resolve or agree to implement or effect) any of the following actions without the prior written approval of Laurus (which approval shall not be unreasonably withheld):

(a)	(i) declare or pay any dividends or make any other distribution in respect of any securities of Tcomt or (ii) make any distribution of any nature (including repayment of loans) to any person;

(b)	sell or dispose of any assets or property, other than in the ordinary course of business consistent with past practice;

(c)
establish, acquire or otherwise become an equity holder (including, for greater certainty, a holder of securities convertible into equity) in any corporate entity or any partnership, equity joint venture or similar arrangements;

(d)	enter into any transactions outside the ordinary course with officers, directors or employees or Shareholder of their families or other persons with whom they do not act at arm’s length;

(e)	enter into (other than in the ordinary course to fund working capital needs) or materially modify any credit facility;

(f)	create any mortgage, lien, charge or other form of encumbrance with respect to any of Tcomt’s assets;

(g)	materially alter the fundamental nature of its business or otherwise engage in other businesses or activities that are not incidental to the businesses or activities presently undertaken by Tcomt;

(h)	enter into any agreement with any third party except within the ordinary course of its business;

(i)	issue or sell any capital stock of, or any rights, warrants or securities convertible into or exercisable or exchangeable for any capital stock of, Tcomt, including by way of initial public offering;

(j)	wind up, dissolve or liquidate;

(k)	continue under the laws of a jurisdiction other than the jurisdiction under which it was formed;

(l)	change its fiscal year;

(m)	amend its articles or by-laws;

(n)	merge with or into any other company;

(o)	take any action which would make it impossible to carry on the ordinary business of Tcomt;

(p)	take any action which would place Tcomt into bankruptcy; or

(q)	appoint or replace any outside accountants and/or auditors.